Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Municipal Income Fund,
Inc.
33-20468, 811-05488

An annual meeting of the
shareholders of the
Nuveen Municipal Income Fund,
Inc. (the Fund) was held July 26,
2005.

The purpose of the meeting was to

1. elect three (3) Class I directors
2. for a multiple year term to
3. serve until their successors
4. shall have been duly elected
5. and qualified;

Approval of the Board Members
was reached as follows:

William C. Hunter
For 7,229,051
Withhold  123,462

David J. Kundert
For 7,229,254
Withhold  123,259

Eugene S. Sunshine
For  7,236,304
Withhold  116,209

6. approve a new Investment
7. Management Agreement .

The number of shares voted in the
affirmative:
7,248,537 and
the number of negative votes:
43,177

Proxy materials are herein
incorporated by reference
to the SEC filing on June 21, 2005,
under
Conformed Submission Type DEF
 14A, accession
number 0000950137-05-007648.